UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 5, 2007 (October 1, 2007)

CORPORATE OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

(Address of principal executive offices)

(443) 285-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On October 1, 2007, the Registrant and its operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”) entered into a second amended and restated credit agreement with a group of lenders for which KeyBanc Capital Markets and Wachovia Capital Markets, LLC acted as co-lead arrangers, KeyBank National Association acted as administrative agent and Wachovia Bank, National Association acted as syndication agent.  See the description of this matter in Item 2.03 below.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 1, 2007, the Registrant and the Operating Partnership entered into a second amended and restated credit agreement (the “Credit Agreement”) with a group of lenders for which KeyBanc Capital Markets and Wachovia Capital Markets, LLC acted as co-lead arrangers, KeyBank National Association acted as administrative agent and Wachovia Bank, National Association acted as syndication agent.  The Credit Agreement governs the Registrant’s and the Operating Partnership’s revolving credit facility, and it amends and restates the previous credit agreement entered into in March 2004 and amended and restated in June 2005.

The Credit Agreement increased the amount of the lenders’ aggregate commitment under the facility from $500.0 million to $600.0 million, which includes a $50.0 million letter of credit subfacility and a $50.0 million swingline facility (same-day draw requests), with a right for the Operating Partnership to further increase the lenders’ aggregate commitment during the term to a maximum of $800.0 million, subject to certain conditions, including the consent of the agent under the Credit Agreement, not to be unreasonably withheld.  Amounts available under the facility are computed based on 65% of the Registrant’s unencumbered asset value, as defined in the Credit Agreement.  Upon execution of the Credit Agreement, the full $600.0 million was available, of which the Registrant borrowed $327.0 million, which was the amount outstanding under the facility prior to the Company’s execution of the Credit Agreement.  The facility matures on September 30, 2011, and may be extended by one year at the option of the Registrant, subject to certain conditions.

The variable interest rate on the facility is based on one of the following, to be selected by the Operating Partnership: (1) the LIBOR rate for the interest period designated by the Registrant (customarily the 30-day rate) plus 0.75% to 1.25%, as determined by the Registrant’s leverage levels at different points in time; or (2) the greater of (a) the prime rate of the lender then acting as the administrative agent or (b) the Federal Funds Rate, as defined in the Credit Agreement, plus 0.50%.  Interest is payable at the end of each interest period, and principal outstanding under the facility is payable on the maturity date.  The facility also carries a quarterly fee that is based on the unused amount of the facility multiplied by a per annum rate of 0.125% to 0.20%.  The variable interest rate and fees under the facility are subject to change in the future should the Registrant obtain an investment grade rating of BBB-/Baa3 (or equivalent) or higher from Standard & Poor’s Rating Services or Moody’s Investor Services, Inc.

Under the Credit Agreement, the Registrant must comply with customary operating covenants.  In addition, the Credit Agreement contains financial covenants, which are summarized as follows (all capitalized terms used herein as defined in the Credit Agreement).

Neither the Registrant nor the Operating Partnership shall permit:

•                  the ratio of (i) Total Indebtedness to (ii) Total Asset Value, to exceed 0.65 to 1.0 at any time.

•                  the ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the fiscal quarter of the Parent most recently ending to (ii) Fixed Charges for such period, to be less than 1.40 to 1.00 at any time.

•                  the ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value, to be greater than 0.55 to 1.00 at any time.

•                  the ratio of (i) Unsecured Indebtedness of the Parent and its Subsidiaries to (ii) Unencumbered Asset Value, to be greater than 0.65 to 1.00 at any time.

•                  the ratio of (i) Unencumbered Adjusted NOI for the fiscal quarter of the Parent most recently ending to (ii) Unsecured Interest Expense for such period, to be less than 1.75 to 1.00 at any time.

•                  Tangible Net Worth at any time to be less than (i) $820.0 million plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Parent or any Subsidiary after the Effective Date.

All outstanding principal and accrued interest and fees under the facility could, at the option of the lender, become immediately due and the facility could be terminated upon events of default, including, among other things, noncompliance with financial covenants, failure to make required payments on the facility or other material loans of the Registrant, failure to maintain its status as a real estate investment trust or bankruptcy.

Item 9.01.                                      Financial Statements and Exhibits

(a)                            Financial Statements of Businesses Acquired

None

(b)                           Pro Forma Financial Information

None

(c)                             Shell Company Transactions

None

(d)                             Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 5, 2007

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Randall M. Griffin
Name:	Randall M. Griffin
Title:	President and Chief Executive Officer

By:	/s/ Stephen E. Riffee
Name:	Stephen E. Riffee
Title:	Executive Vice President and Chief
Financial Officer